Exhibit 99.1

SCHEDULE I
Executive Officers and Directors of Monex Group, Inc.

The name and principal occupation of each director and executive officer of Monex Group, Inc. are set forth below. The address for each person listed below is c/o Monex Group, Inc., ARK Mori Building 25F 1-12-32 Akasaka, Minato-ku, Tokyo 107-6025, Japan.

OFFICERS:

Name	Present Principal Occupation or Employment	Citizenship
Yuko Seimei	Representative Executive Officer, Chief Executive Officer	Japan
Takashi Oyagi	Executive Officer	U.S.
Naofumi Yamada	Executive Officer	Japan
John Bartleman	Executive Officer	U.S.
Katsuki Mandai	Executive Officer	Japan
Satoshi Hasuo	Executive Officer	Japan
Kiminori Kaneko	Executive Officer	Japan
Takuya Yamanaka	Executive Officer	Japan
Nozomi Takasaki	Executive Officer	Japan

DIRECTORS:

Name	Present Principal Occupation or Employment	Citizenship
Oki Matsumoto	Chairman of the Board	Japan
Yuko Seimei	Member of the Board	Japan
Takashi Oyagi	Member of the Board	U.S.
Naofumi Yamada	Member of the Board	Japan
Nobuo Domae	Independent Director, Member of the Board	Japan
Jun Makihara	Independent Director, Member of the Board	Japan
Masaaki Koizumi	Certified Public Accountant, KOIZUMI C.P.A. OFFICE Independent Director, Member of the Board	Japan
Sachiko Habu	CEO, HABU Production CO., LTD. Independent Director, Member of the Board	Japan
Rami Suzuki	CEO and Representative Director, ARC Therapies Inc. Independent Director, Member of the Board	Japan
Ryoko Shimokawa	Senior Vice President in charge of SOMPO Wellbeing ,SOMPO Holdings, Inc. Independent Director, Member of the Board	Japan
Takayuki Sawano	Independent Director, Member of the Board	Japan

Except for 17,516 Ordinary Shares beneficially held by Mr. Oyagi and 2,919 restricted stock units held by Mr. Hasuo that will vest into Ordinary Shares on March 31, 2026, to the best knowledge of the Reporting Person, none of the individuals listed above beneficially owns any Ordinary Shares.